Exhibit 3.31

CERTIFICATE OF FORMATION

OF

FKAT LLC

This Certificate of Formation of FKAT LLC, dated as of September 10, 1997, is being duly executed and filed by Julie K. Chapin, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST:                                        The name of the limited liability company formed hereby is FKAT LLC.

SECOND:                         The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD:                                    The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The Company’s Registered Agent at such address shall be The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Julie K. Chapin
Julie K. Chapin
Authorized Person